UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2016

AJS BANCORP, INC.
(Exact Name of Registrant as Specified in its charter)

Maryland	000-55083	90-1022599
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14757 South Cicero Avenue, Midlothian, Illinois 60445
Address of principal executive offices

(708) 687-7400
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Employment Agreement with Thomas R. Butkus.  On June 21, 2016, A.J. Smith Federal Savings Bank (the “Bank”), the wholly-owned subsidiary of AJS Bancorp, Inc. (the “Company”), entered into an employment agreement with Thomas R. Butkus (the “Agreement”). The Agreement replaces Mr. Butkus’ existing employment agreement with the Bank, which expired on June 19, 2016.

Under the Agreement, Mr. Butkus will serve as Chairman, Chief Executive Officer and President.  The Agreement provides Mr. Butkus with a base salary of $215,000, which may be increased but not decreased.  In addition to base salary, Mr. Butkus is entitled to participate in the Bank’s discretionary bonus program and benefit plans, and to use of an automobile (including reimbursement of costs associated therewith).  Mr. Butkus will also be reimbursed for reasonable business expenses incurred.  Following Mr. Butkus’ termination for any reason other than due to death or cause, Mr. Butkus and his spouse will each be entitled to participate in the Bank’s (or successor’s) group health insurance plan (or a health insurance plan that provides comparable coverage), with the cost to be paid fully by the Bank (or any successor) until death.

In the event that Mr. Butkus: (1) is terminated by the Bank other than for cause; (2) voluntarily resigns due to a condition that constitutes a “constructive discharge;” or (3) becomes disabled, he would receive a lump sum payment equal to three times the sum of his base salary and highest rate of bonus awarded at any time during the prior five years.  In addition, Mr. Butkus would receive a lump sum payment equal to the present value of the employer contributions that would have been made on his behalf under the Bank’s tax-qualified retirement plans if he had continued working for 36 months following his date of termination.

If Mr. Butkus is terminated by the Bank (or successor) other than for cause or voluntarily resigns due to a condition that constitutes a “constructive discharge,” in either case, within 24 months following a change in control of the Company or the Bank, he would be entitled to the severance payments described immediately above.  The Bank (or successor) would also transfer ownership to Mr. Butkus of the automobile provided for his use in effect as of his date of termination, free and clear of all liens, at no cost to him.  In addition, within five business days prior to the change in control, the Bank is required to deposit in a grantor trust an amount equal to one dollar less than three times Mr. Butkus’ “base amount,” as defined under Section 280G of the Internal Revenue Code, which would be used to fund Mr. Butkus’ change in control benefits payable under the Agreement.  Notwithstanding the foregoing, Mr. Butkus’ change in control benefits payable under the Agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

In the event Mr. Butkus elects to retire from employment with the Bank, he would be paid a lump sum payment equal to 50% of his annual rate of base salary in effect as of the date of retirement.  If Mr. Butkus dies while employed with the Bank, his beneficiary or estate would receive continued base salary payments for one year thereafter.

Item 9.01                      Financial Statements and Exhibits.

      (a)           Financial Statements of Businesses Acquired.  Not applicable.
      (b)           Pro Forma Financial Information.  Not applicable.
      (c)           Shell Company Transactions.  Not applicable.
      (d)           Exhibits.  None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AJS BANCORP, INC.
DATE: June 24, 2016	By:	/s/ Jerry A. Weberling
Jerry A. Weberling
Executive Vice President and Chief Financial Officer
(Duly Authorized Representative)